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                                                        EXHIBIT 10.75


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective December 20, 1997, by and between Grand Casinos of Nevada I, Inc., a Minnesota corporation ("Employer"), and Stanley M. Taube ("Employee").

WHEREAS, Employer is a wholly-owned subsidiary of Grand Casinos, Inc. ("GCI");
and

WHEREAS, Employee is a founder, Executive Vice President and employee of GCI, and has extensive experience in and has been primarily responsible for locating, evaluating and obtaining new business opportunities for GCI and its subsidiaries (including Employer); and

WHEREAS, Employer has assembled a site in Las Vegas, Nevada for the purpose of developing a hotel and casino (the "Property"); and


WHEREAS, Employer desires to receive the benefits of Employee's experience and expertise on a part-time basis; and

WHEREAS, Employer believes that the most likely source of business opportunities for Employer for future years will be in the State of Nevada; and

WHEREAS, Employer desires to employ employee as President pursuant to the terms and conditions of this Agreement, with primary responsibility for pursuing new business opportunities for Employer and its affiliates (including GCI) in the State of Nevada and assisting Employer in developing the Property and

WHEREAS, Employee desires to be employed by Employer pursuant to such terms and conditions;

NOW, THEREFORE, in consideration of the foregoing and the promises and agreements stated below, Employer and Employee hereby agree as follows:

1. Employment. Employer shall employ Employee, and Employee hereby accepts such employment, on the terms and conditions stated in this Agreement.






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2. Term. This Agreement shall be for a term commencing on January 1, 1998, and terminating on the earlier of (i) December 31, 2000, or (ii) the date on which this Agreement is terminated pursuant to Section 11 below.

3. Base Salary. Employer shall, during the term of this Agreement, pay Employee an annual base salary in the amount of $150,000. Such salary shall be paid in equal installments in the manner and at the times as other employees of Employer (or if Employer has no other employees, then in such manner and at the times as employees of GCI).

4. Incentive Compensation. If the Property is developed by Employer (or any affiliate of Employer) and opens for business on or before December 31, 2001, then Employer shall pay Employee a one-time bonus in the amount of $250,000. Such one-time bonus shall be paid within 30 days after the date on which the Property opens for business. Except for termination of this Agreement pursuant to Sections 11(d), 11(e) or 13 below (in which case such bonus shall not thereafter be paid to Employee), the requirement that Employer pay such one-time bonus shall survive the expiration of the term or other termination of this Agreement.

5. Benefits. Employer shall, during the term of this Agreement, provide to Employee such health, dental, disability and life insurance as are provided by Employer to other executives of Employer (or if Employer has no other employees, then Employer shall provide such insurance as is provided by GCI to its executives). Employee shall pay for the portion of the cost of such insurance as is from time-to-time established by Employer as the portion of such cost to be paid by executives of Employer.

6. Costs and Expenses. Employer shall either pay directly or reimburse Employee for all reasonable travel expenses incurred by Employee while traveling on business for Employer, and for all other reasonable expenses incurred by Employee in performing the duties described in this Agreement.

7. Duties. The duties to be performed by Employee during the term of this Agreement shall be designated from time-to-time by Employer and will include, but not be limited to, the following:

         (a) assuming primary responsibility for locating, evaluating and obtaining gaming and gaming-related opportunities for Employer and its affiliates in the State of Nevada;






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         (b)      assisting other employees of Employer in evaluating new
                  business opportunities outside of the State of Nevada for affiliates of Employer;

         (c) assisting Employer in the development and subsequent improvements of the Property; and

         (d) performing such other duties and responsibilities as are from time-to-time designated by Employer under this Agreement.

8. Commitment; Exclusivity. Employee hereby commits to make himself available to perform the duties and responsibilities described in this Agreement 80 hours per month during the term of this Agreement. Employee hereby agrees that, so long as this Agreement remains in effect, Employee will not perform similar duties and responsibilities for any other person or entity (other than affiliates of Employer) engaged or contemplating engaging in the casino gaming business.

9. Employee's Primary Residence; Offices. Employer and Employee acknowledge that because Employee's primary duties and responsibilities under this Agreement will be performed mostly in the State of Nevada, the efficient performance of those duties and responsibilities requires that Employee reside within commuting distance of Las Vegas, Nevada. Accordingly, Employee shall, during the term of this Agreement, maintain his primary residence within 50 miles of the Property.

Employer shall provide to Employee, during the term of this Agreement, a furnished office and support staff and facilities at a location to be from time-to-time determined by Employer and located within 50 miles of the Property. Employer shall also cause GCI to provide to Employee the use of a furnished office and support staff and facilities during such times during the term of this Agreement as Employee is visiting or using GCI's principal office.

10. Confidentiality. Except to the extent required by law, Employee shall keep confidential and shall not, without Employer's prior written consent, disclose to any third-party, other than as reasonably necessary or appropriate in connection with Employee's performance of his duties under this Agreement, any information regarding Employer and its affiliates, subsidiaries, business, methods of operation, employees, projects, plans and




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prospects, which information has not been released to the public by Employer or any of Employer's affiliates. The provisions of this Section 10 shall remain in effect after the expiration or any termination of this Agreement.

11.      Termination. This Agreement shall terminate as follows:

         (a)      upon expiration of the term of this Agreement as stated in
                  Section 2 above;

         (b)      upon the death of Employee;

         (c) upon the determination by the Board of Directors of Employer to terminate this Agreement after Employee becomes disabled to the extent that the Employee cannot perform the essential duties and responsibilities described in this Agreement and such disability continues for more than 60 days;

         (d) upon at least 30 days' prior written notice of termination given for any or no reason by Employee to Employer; or

         (e) upon prior written notice of termination (for cause or not for cause) given by the Employer's Board of Directors to Employee.

12. Benefits After Termination. Upon termination of this Agreement under Section 11 above, Employee's rights to pay, compensation and benefits under this Agreement shall, except to the extent earned, accrued or vested prior to the date of termination, cease on the date on which Employee's employment under this Agreement terminates, except as follows:

         (a) if such termination is under Section 11(c) above, Employee shall be entitled, during the period of such disability, to such health, dental, disability and life insurance as are then provided by Employer to other executives of Employer (or if Employer has no other executives, then Employer shall provide such insurance as is provided by GCI to its executives); or

         (b) if such termination is under Section 11(e) above and is not for cause (as defined in the following sentence) and Section 13





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                  below does not apply, Employer shall continue, for a period ending on December 31, 2000, to pay to Employee the Base Salary and provide benefits to which Employee would have been entitled if this Agreement had remained in effect until December 31, 2000.

                  For the purposes of this Section 12(b), "cause" shall mean the
                  (i) commission of a felony, (ii) the theft or embezzlement of property of Employer or any affiliate of Employer or the commission of any similar act involving moral turpitude, (iii) failure of Employee to substantially perform his material duties and responsibilities under this Agreement for any reason other than Employee's disability, which failure is not cured within 30 days (or if such cure is commenced within such 30-day period and thereafter diligently pursued, such longer period not to exceed 90 days as is reasonably required to cure such failure), after written notice of such failure from the Chairman Employer's Board of Directors specifying such failure.

13. Change of Control. For the purposes of this Section 13, the term "Change of Control" shall mean:

         (a) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) directly or indirectly becoming the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to such Securities Exchange Act) of 25% or more of the combined voting power of Employer's then outstanding securities; or

         (b) the occurrence within any 12-month period of a change in the membership of Employer's Board of Directors such that the Incumbent Members (as defined in the following sentence) do not constitute a majority of the members of such Board of Directors. "Incumbent Members" shall mean, with respect to any given 12-month period, the members of such Board of Directors on the date immediately preceding the commencement of such given 12-month period; provided, however, that any person who becomes a member of such Board of Directors during such given 12-month period whose election or appointment to such Board of Directors was approved by a vote of a majority of the members of such Board








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                  of Directors on the date immediately preceding the
                  commencement of such given 12-month period; provided, however, that any person who becomes a member of such Board of Directors during such given 12-month period whose election or appointment to such Board of Directors was approved by a vote of a majority of the members of such Board of Directors who, on the date of such election or nomination, comprised the Incumbent Members on the date of such vote shall be considered one of the Incumbent Members with respect to such 12-month period.

If after a Change of Control Employee gives written notice to Employer that Employee resigns from his employment by Employer, Employer shall (in lieu of and in not in addition to the payments and benefits described in Section 11(b) above):

         (i) pay to Employee, in a lump sum within 10 days after the effective date of such termination, the amount of Employee's then current base salary pursuant to Section 3 above for a period of the remaining number of days in the term of this Agreement; and

         (ii) provide to Employee benefits to which Employee would have been entitled if this Agreement had remained in effect for 365 days after the effective date of such termination.

The provisions of this paragraph shall apply following any Change of Control notwithstanding any provision otherwise in any stock option agreement between Employer and Employee which provides for the grant to Employee of the right to purchase shares of stock of Employer. If, after any Change of Control, employee ceases to be employed by Employer, for any reason or no reason, with or without cause, Employee or his legal representative shall have until the date which is six months after the date on which the Employee ceases to be employed by Employer to exercise Employee's right to purchase shares of stock of Employer under such option agreements (whether entered into before or after the date of this Agreement).

14. Amendment. This Agreement may be amended only in writing signed by both Employer and Employee.

15. Entire Agreement. This Agreement contains the entire understanding of Employer and Employee with respect to all matters described herein. There are no other agreements, conditions or representations, oral or written, express or implied with respect thereto. This Agreement supersedes all prior agreements relating to Employer's employment of Employee.






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16. Successors and Assigns. Employee shall not assign this Agreement without the prior written consent of the Chair of Employer's Board of Directors. This Agreement shall be binding upon, and shall inure to the benefit of Employee and his heirs and personal representatives, and to Employer and its successors and assigns.

17. Notices. All notices or other communications to be given under this Agreement shall be personally delivered or sent by courier service to the following addresses:

         if to Employer

                  Grand Casinos of Nevada I, Inc.
                  130 Cheshire Lane
                  Minnetonka, MN 55305
                  Attn:    Chairman


         with a copy to

                  Grand Casinos, Inc.
                  130 Cheshire Lane
                  Minnetonka, MN 55305
                  Attn:    General Counsel

         if to Employee

                  Stanley M. Taube
                  17 Cascade Creek Lane
                  Las Vegas, Nevada 89113


or to such other addresses either party may provide to the other by written notice given in the manner provided in this Section 17.

18. Waiver. Any waiver by any party to this Agreement with respect to any provision or incident shall not operate or be construed as a waiver of any other provision of this Agreement or any other incident.







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19. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law issues.

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement effective as of the date first stated above.

EMPLOYER:
Grand Casinos, Inc.

By: /s/ Lyle Berman
   ----------------------------
    Lyle Berman
    Chairman of the Board

EMPLOYEE:
Stanley M. Taube

/s/ Stanley M. Taube
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